As filed with the Securities and Exchange Commission on May 20, 2009
Registration No. 333-115642

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

3D SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-4431352
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
333 Three D Systems Circle
Rock Hill, South Carolina 29730
(Address of Principal Executive Offices) (Zip Code)

2004 Incentive Stock Plan of 3D Systems Corporation
Restricted Stock Plan for Non-Employee Directors of 3D Systems Corporation
(Full titles of the Plans)

Robert M. Grace, Jr., Esq.
Vice President, General Counsel and Secretary
3D Systems Corporation
333 Three D Systems Circle, Rock Hill, South Carolina 29730
(Name and Address of Agent for Service)
(803) 326-3900
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)
This Amendment No. 1 is being filed to reflect that the number of shares of Common Stock of 3D Systems Corporation covered by the registration statement is increased from 1,200,000 to 2,200,000 as a result of the approval of an amendment to the 2004 Incentive Stock Plan of 3D Systems Corporation (the “Plan”) to increase the shares covered by such Plan from 1,000,000 to 2,000,000 shares and to register such additional shares under the registration statement.
CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered(1)	Offering Price per Share(2)	Aggregate Offering Price	Registration Fee
Common Stock, par value $0.001 per share	1,000,000 shares	$6.51	$6,510,000	$363.26
Total	1,000,000 shares	$6.51	$6,510,000	$363.26

(1)	The 1,000,000 shares of Common Stock being registered hereunder are reserved for issuance pursuant to the Plan.

(2)
Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the total registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant Common Stock, as reported on the NASDAQ Global Market on May 19, 2009.

INCORPORATION BY REFERENCE
EXPLANATORY NOTE TO AMENDMENT NO. 1
PART II
Information Required in the Registration Statement and Explanatory Note
Item 5. Interests of Named Experts and Counsel.
Item 8. Exhibits.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EX-4.1 AMENDED AND RESTATED 2004 INCENTIVE STOCK PLAN
EX-5.1 OPINION OF ROBERT M. GRACE, JR.
EX-23.2 CONSENT OF BDO SEIDMAN, LLP

INCORPORATION BY REFERENCE
     3D Systems Corporation (the “Company” or the “Registrant”) filed a Registration Statement on Form S-8 (No. 333-115642) with the Securities and Exchange Commission on May 19, 2004 (the “Registration Statement”). Under the Registration Statement, the Company originally registered 1,200,000 shares of Common Stock, 1,000,000 shares of which were to be offered and sold under the 2004 Incentive Stock Plan of 3D Systems Corporation (the “Incentive Stock Plan”) and 200,000 shares of which were to be offered and sold under the Restricted Stock Plan for Non-Employee Directors of 3D Systems Corporation.
     This Amendment No. 1 to the Registration Statement on Form S-8 (this “Amendment No. 1”) is filed pursuant to Instruction E of Form S-8 and relates to the Registration Statement. Except for such changes as are set forth herein, the contents of the Registration Statement are incorporated by reference in this Amendment No. 1.
EXPLANATORY NOTE TO AMENDMENT NO. 1
     The Incentive Stock Plan was approved by the Company’s Board of Directors on March 2, 2004 and by the Company’s stockholders at the 2004 Annual Meeting. On May 19, 2009, the Company’s stockholders approved the reservation of an additional 1,000,000 shares of authorized but unissued Common Stock for issuance under the Incentive Stock Plan. The purpose of this Amendment No. 1 is to reflect the change in the amount of shares registered under the Registration Statement, on account of the amendment to the Incentive Stock Plan, from 1,200,000 to 2,200,000.
PART II
Information Required in the Registration Statement and Explanatory Note
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of Common Stock offered under this Amendment No. 1 to the Registration Statement has been passed upon for the Registrant by Robert M. Grace, Jr., Vice President, General Counsel and Secretary of the Registrant. As of the date of this Registration Statement, Mr. Grace was employed by the Registrant and was the beneficial owner of approximately 55,112 shares of Common Stock of the Registrant (17,600 of which are unvested shares issued to him under the Incentive Stock Plan) and 40,000 vested options to purchase Common Stock of the Registrant.
Item 8. Exhibits.

Exhibit
Number	Description

4.1	Amended and Restated 2004 Incentive Stock Plan

5.1	Opinion of Robert M. Grace, Jr.

23.1	Consent of Robert M. Grace, Jr. (included in Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages to this Amendment No. 1 to Registration Statement on Form S-8).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1, and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rock Hill, State of South Carolina, on this 20th day of May, 2009.

3D SYSTEMS CORPORATION

By:	/s/ Abraham N. Reichental

Abraham N. Reichental President, Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert M. Grace, Jr. and Andrew M. Johnson, severally, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall supersede and replace any previously authorized Power of Attorney relating to the Registration Statement.
     Pursuant to the requirements of 1933 Act, as amended, this Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Abraham N. Reichental Abraham N. Reichental	President, Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2009
/s/ Damon J. Gregoire Damon J. Gregoire	Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2009
/s/ William E. Curran William E. Curran	Director	May 20, 2009
/s/ Miriam V. Gold Miriam V. Gold	Director	May 20, 2009
/s/ Charles W. Hull Charles W. Hull	Vice President and Chief Technology Officer and Director	May 20, 2009
/s/ Jim D. Kever Jim D. Kever	Director	May 20, 2009
/s/ G. Walter Loewenbaum II G. Walter Loewenbaum II	Director	May 20, 2009
/s/ Kevin S. Moore Kevin S. Moore	Director	May 20, 2009
/s/ Daniel S. Van Riper Daniel S. Van Riper	Director	May 20, 2009
/s/ Karen E. Welke Karen E. Welke	Director	May 20, 2009

EXHIBIT INDEX

Exhibit
Number	Exhibit*

4.1	Amended and Restated 2004 Incentive Stock Plan

5.1	Opinion of Robert M. Grace, Jr.

23.1	Consent of Robert M. Grace, Jr. (included in Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages to this Amendment No. 1 to Registration Statement on Form S-8).